Exhibit 99.1

Contact:

Investors:	Media:
888-969-7879	888-969-7879
IR@travere.com	mediarelations@travere.com

Travere Therapeutics Reports Third Quarter 2026 Financial Results
U.S. net product sales of FILSPARI® totaled $200 million, representing 120% growth year-over-year; 1,932 new PSFs received during the quarter
Phase 3 HARMONY Study of pegtibatinase enrollment progressing; topline results on track for the second half of 2027
Civorebrutinib U.S. IND submission planned by year-end, supporting development across multiple immune-mediated kidney diseases

SAN DIEGO, November 2, 2026 – Travere Therapeutics, Inc. (Nasdaq: TVTX) today reported its third quarter 2026 financial results and provided a corporate update.
“Strong execution across our business drove another quarter of significant growth, with FILSPARI net product sales of $200 million for the quarter as we continued to expand our reach in IgAN and FSGS,” said Eric Dube, Ph.D., president and chief executive officer of Travere Therapeutics. “We remain early in reaching the more than 100,000 addressable patients across these conditions, reinforcing our confidence in FILSPARI’s substantial long-term opportunity. Alongside this commercial progress, we are advancing pegtibatinase toward pivotal Phase 3 results in the second half of next year and progressing civorebrutinib toward late-stage clinical development. As I prepare to transition leadership to Bradley Campbell in December, I have never been more confident in Travere’s future, supported by an exceptional team, an expanding pipeline and a shared commitment to delivering hope to patients.”
Financial Results for the Quarter Ended September 30, 2026
U.S. net product sales for the third quarter of 2026 were $220.2 million, compared to $113.2 million for the same period in 2025. U.S. net product sales for the nine months ended September 30, 2026, were $506.0 million, compared to $283.9 million for the same period in 2025.
•U.S. net product sales of FILSPARI totaled $200.2 million in the third quarter of 2026, representing 120% growth year-over-year. U.S. net product sales of FILSPARI for the nine months ended September 30, 2026, were $446.4 million, representing 104% growth year-over-year.
•Patient demand across IgAN and FSGS resulted in 1932 new patient start forms (PSFs) received during the third quarter of 2026, reflecting FILSPARI’s continued foundational role in IgAN and encouraging early launch momentum in FSGS.
Research and development (R&D) expenses for the third quarter of 2026 were $70.3 million, compared to $51.9 million for the same period in 2025. For the nine months ended September 30, 2026, R&D expenses were $187.7 million, compared to $148.1 million for the same period in 2025. The increase is primarily attributable to advancement of the Phase 3 HARMONY Study and manufacturing of pegtibatinase for classical homocystinuria (HCU).
•On a non-GAAP adjusted basis, R&D expenses were $63.2 million for the third quarter of 2026 and $168.1 million for the nine months ended September 30, 2026, compared to $47.8 million and $135.3 million for the same periods in 2025, respectively.
Selling, general, and administrative (SG&A) expenses for the third quarter of 2026 were $98.4 million, compared to $71.0 million for the same period in 2025. For the nine months ended September 30, 2026, SG&A expenses were $274.8 million, compared to $194.0 million for the same period in 2025. The difference is primarily attributable to commercial investments supporting the recent launch of FILSPARI in FSGS, as well as ongoing commercialization efforts in IgAN.
•On a non-GAAP adjusted basis, SG&A expenses were $81.7 million for the third quarter of 2026 and $231.8 million for the nine months ended September 30, 2026, compared to $63.5 million and $172.3 million for the same periods in 2025, respectively.
In the third quarter, the Company recognized a $113.1 million IPR&D expense as a result of the closing of its exclusive licensing and collaboration agreement with Everest Medicines for civorebrutinib.
Total other income, net for the third quarter of 2026 was $1.2 million, compared to $0.8 million for the same period in 2025. Total other expense, net for the nine months ended September 30, 2026, was $37.6 million, compared to total other income, net of $2.2 million for the same period in 2025.
Net loss for the third quarter of 2026 was $52.3 million, or $0.55 per basic share, compared to net income of $25.7 million, or $0.29 per basic share for the same period in 2025. For the nine months ended September 30, 2026, net loss was $124.2 million, compared to $28.3 million for the same period in 2025.
•On a non-GAAP adjusted basis, net loss for the third quarter of 2026 was $29.6 million, or $0.31 per basic share, compared to a net income of $52.8 million, or $0.59 per basic share for the same period in 2025. For the nine months ended September 30, 2026, non-GAAP net loss was $34.4 million, compared to non-GAAP net income of $47.8 million for the same period in 2025.

As of September 30, 2026, the Company had cash, cash equivalents, and marketable securities of $471.8 million.
Program Updates
FILSPARI® (sparsentan) – IgA Nephropathy (IgAN)
•New urinary biomarker data from the Phase 3 PROTECT Study presented at ASN Kidney Week 2026 showed rapid and sustained reductions in markers of macrophage and B-cell activation, inflammation, and complement activation. Reductions across all four biomarkers were significantly greater with FILSPARI than with maximum labeled dose irbesartan at week 110, supporting its renal anti-inflammatory effects in IgAN.
•The final analysis of the Phase 2 open-label, single-arm SPARTAN Study in 12 patients showed that 75% achieved complete proteinuria remission, defined as urinary protein excretion below 0.3 g/day, at any time during the study. Kidney function remained stable through 110 weeks, with a chronic eGFR slope of −1.11 mL/min/1.73 m²/year from weeks 6 to 110. Together, these findings demonstrate that when used as a first-line therapy, FILSPARI addresses both dimensions of disease control emphasized by Kidney Disease: Improving Global Outcomes (KDIGO) guidelines.
•The SPARX Study evaluating FILSPARI in post-transplant patients with recurrent IgAN or FSGS has completed enrollment, with data anticipated in 2027.
•In August 2026, the U.S. Patent and Trademark Office (USPTO) granted U.S. Patent No. 12,714,697, directed to certain methods of using sparsentan in IgA nephropathy (IgAN). The patent provides U.S. patent coverage for certain methods of using sparsentan in IgAN into October 2037 and has been listed in the FDA’s Orange Book.
FILSPARI® (sparsentan) – Focal Segmental Glomerulosclerosis (FSGS)
•At ASN Kidney Week a presentation highlighted a post hoc analysis of 254 patients with FSGS without nephrotic syndrome in the Phase 3 DUPLEX Study showing a 48% mean reduction in urine protein-to-creatinine ratio at week 108 with FILSPARI, compared to 27% with maximum labeled dose irbesartan. Complete proteinuria remission occurred in 20% versus 6% of patients at any time during treatment, and observed kidney failure rates were 2% versus 8%, respectively.
•Study start up is underway for the SPARLIGHT Study, a Phase 4, open-label, single-arm, multi-center study to characterize the efficacy and safety of sparsentan in a high-risk focal segmental glomerulosclerosis (FSGS) population of adult and pediatric participants, with the first patient in anticipated by the end of the year.
•In September 2026, the USPTO issued a Notice of Allowance for U.S. Patent Application No. 19/253,120, directed to certain methods of using sparsentan in FSGS. Upon issuance, the patent is expected to provide U.S. patent coverage for certain methods of using sparsentan in FSGS into October 2037. The Company expects to submit the issued patent for listing in the FDA’s Orange Book promptly following grant.
Pegtibatinase (TVT-058) – Classical Homocystinuria (HCU)
•The Company is continuing to enroll new patients in the pivotal Phase 3 HARMONY Study, with topline data anticipated in 2H 2027.
•The HARMONY Study is expected to enroll approximately 70 patients aged 12 to 65 with plasma total homocysteine (tHcy) levels ≥50 µM. The primary endpoint is change from baseline in plasma tHcy levels, averaged across weeks 6 through 12, in patients receiving pegtibatinase compared with those receiving placebo, with durability of response through Week 24 as a key secondary endpoint.
•Pegtibatinase has the potential to become the first and only disease-modifying therapy for people living with classical HCU.
Civorebrutinib (EVER001) – Primary Membranous Nephropathy (pMN) and Other Rare Renal Indications
•Civorebrutinib, an investigational, potential best-in-class oral, highly selective, covalent reversible Bruton’s tyrosine kinase (BTK) inhibitor, has the potential to serve as a pipeline-in-a-product across multiple immune-mediated kidney diseases. Travere plans to investigate civorebrutinib in primary membranous nephropathy (pMN), immune-mediated FSGS and minimal change disease (MCD), with the potential for additional indications. These diseases share immune-mediated mechanisms that can lead to glomerular damage, resulting in proteinuria and impaired kidney function that may ultimately require dialysis or transplant. Civorebrutinib may also broaden future treatment approaches in FSGS, where both nephroprotective and targeted immune control approaches may play important roles.
•Development planning is underway for civorebrutinib; the Company anticipates submitting a U.S. IND by year-end to enable dosing studies, with subsequent regulatory engagement to support initiation of late-stage clinical studies.
Corporate Update — Previously Announced CEO Transition
•In September, the Company announced that Bradley L. Campbell will succeed Eric Dube, Ph.D., as president and chief executive officer and join the Board of Directors effective December 1, 2026.
•Dr. Dube will continue to serve as president and chief executive officer until that date, will remain employed as executive advisor through February 15, 2027, and be engaged as a consultant following that date to support an orderly transition.
Conference Call Information
Travere Therapeutics will host a conference call and webcast today, November 2, 2026, at 4:30 p.m. ET to discuss company updates and third quarter 2026 financial results. To participate in the conference call, dial +1 (800) 715-9871 (U.S.) or +1 (646) 307-1963 (International), conference ID 7357374 shortly before 4:30 p.m. ET. The webcast can be accessed on the Investor page of Travere’s website at ir.travere.com/events-and-presentations. Following the live webcast, an archived version of the call will be available for 30 days on the Company’s website.

Use of Non-GAAP Financial Measures
To supplement Travere’s financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP adjusted financial measures in this press release and the accompanying tables. The Company believes that these non-GAAP financial measures are helpful in understanding its past financial performance and potential future results. They are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with the consolidated financial statements prepared in accordance with GAAP. Travere’s management regularly uses these supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Travere believes that the use of these non-GAAP measures enhances the ability of investors to compare its results from period to period and allows for greater transparency with respect to key financial metrics the Company uses in making operating decisions.
Investors should note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future the Company may exclude other items, or cease to exclude items that it has historically excluded, for purposes of its non-GAAP financial measures; because of the non-standardized definitions, the non-GAAP financial measures as used by the Company in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies.
As used in this press release, (i) the historical non-GAAP net income (loss) measures exclude from GAAP net income (loss), as applicable, stock-based compensation expense, amortization and depreciation expense, and income tax; (ii) the historical non-GAAP SG&A expense measures exclude from GAAP SG&A expenses, as applicable, stock-based compensation expense, and amortization and depreciation expense; (iii) the historical non-GAAP R&D expense measures exclude from GAAP R&D expenses, as applicable, stock-based compensation expense, and amortization and depreciation expense; (iv) royalty expense excludes amortization of capitalized royalties and milestone payments associated with intangible assets accounted for under the cost accumulation model. Under the cost accumulation model, the Company records royalties based on the net sales for the period and milestones when earned from licensing agreements as an increase in the cost basis of the intangible asset. These capitalized amounts are subsequently amortized over the remaining useful life of the intangible asset.
About Travere Therapeutics
At Travere Therapeutics, we are in rare for life. We are a biopharmaceutical company that comes together every day to help patients, families and caregivers of all backgrounds as they navigate life with a rare disease. On this path, we know the need for treatment options is urgent – that is why our global team works with the rare disease community to identify, develop and deliver life-changing therapies. In pursuit of this mission, we continuously seek to understand the diverse perspectives of rare patients and to courageously forge new paths to make a difference in their lives and provide hope – today and tomorrow. For more information, visit travere.com.
FILSPARI® (sparsentan) U.S. Indication
FILSPARI® (sparsentan) is indicated:
•To slow kidney function decline in adults with primary immunoglobulin A nephropathy (IgAN) who are at risk for disease progression.
•To reduce proteinuria in adult and pediatric patients aged 8 years and older with focal segmental glomerulosclerosis (FSGS) without nephrotic syndrome.
IMPORTANT SAFETY INFORMATION
BOXED WARNING: HEPATOTOXICITY AND EMBRYO-FETAL TOXICITY
Because of the risk of hepatotoxicity, FILSPARI is available only through a restricted program called the FILSPARI REMS. Under the FILSPARI REMS, prescribers, patients and pharmacies must enroll in the program.
Hepatotoxicity
Some Endothelin Receptor Antagonists (ERAs) have caused elevations of aminotransferases, hepatotoxicity, and liver failure. In clinical studies, elevations in aminotransferases (ALT or AST) of at least 3-times the Upper Limit of Normal (ULN) have been observed in up to 3.5% of FILSPARI-treated patients, including cases confirmed with rechallenge.
Measure transaminases and bilirubin before initiating treatment and then every 3 months during treatment. Interrupt treatment and closely monitor patients who develop aminotransferase elevations more than 3x ULN.
FILSPARI should generally be avoided in patients with elevated aminotransferases (>3x ULN) at baseline because monitoring for hepatotoxicity may be more difficult and these patients may be at increased risk for serious hepatotoxicity.
Embryo-Fetal Toxicity
FILSPARI is contraindicated for use during pregnancy because it may cause fetal harm if used by pregnant patients. Therefore, in patients who can become pregnant, exclude pregnancy prior to initiation of FILSPARI. Advise use of effective contraception before the initiation of treatment, during treatment, and for two weeks after discontinuation of treatment with FILSPARI. When pregnancy is detected, discontinue FILSPARI as soon as possible.
Contraindications
FILSPARI is contraindicated in patients who are pregnant. Do not coadminister FILSPARI with angiotensin receptor blockers (ARBs), ERAs, or aliskiren.

Warnings and Precautions
•Hepatotoxicity: Elevations in ALT or AST of at least 3-fold ULN have been observed in up to 3.5% of FILSPARI-treated patients, including cases confirmed with rechallenge. While no concurrent elevations in bilirubin >2-times ULN or cases of liver failure were observed in FILSPARI-treated patients in clinical trials, some ERAs have caused elevations of aminotransferases, hepatotoxicity, and liver failure. To reduce the risk of potential serious hepatotoxicity, measure serum aminotransferase levels and total bilirubin prior to initiation of treatment and then every 3 months during treatment.
Advise patients with symptoms suggesting hepatotoxicity (nausea, vomiting, right upper quadrant pain, fatigue, anorexia, jaundice, dark urine, fever, or itching) to immediately stop treatment with FILSPARI and seek medical attention. If aminotransferase levels are abnormal at any time during treatment, interrupt FILSPARI and monitor as recommended.
Consider re-initiation of FILSPARI only when hepatic enzyme levels and bilirubin return to pretreatment values and only in patients who have not experienced clinical symptoms of hepatotoxicity. Avoid initiation of FILSPARI in patients with elevated aminotransferases (>3x ULN) because monitoring hepatotoxicity in these patients may be more difficult and these patients may be at increased risk for serious hepatotoxicity.
•FILSPARI REMS: Due to the risk of hepatotoxicity, FILSPARI is available only through a restricted program called the FILSPARI REMS. Prescribers, patients, and pharmacies must be enrolled in the REMS program and comply with all requirements (www.filsparirems.com).
•Embryo-Fetal Toxicity: Based on data from animal reproduction studies, FILSPARI may cause fetal harm when administered to a pregnant patient and is contraindicated during pregnancy. The available human data for ERAs do not establish the presence or absence of fetal harm related to the use of FILSPARI. Counsel patients who can become pregnant of the potential risk to a fetus. Exclude pregnancy before initiating treatment with FILSPARI. Advise patients who can become pregnant to use effective contraception prior to initiation of treatment, during treatment, and for two weeks after discontinuation of treatment with FILSPARI. Advise pre-pubertal females and/or their guardian(s) of the fetal risk and the need to use effective contraception once they reach reproductive potential. When pregnancy is detected, discontinue FILSPARI as soon as possible.
•Hypotension: Hypotension has been observed in patients treated with ARBs and ERAs and was observed in FILSPARI clinical studies. There was a greater incidence of hypotension-associated adverse events, some serious, including dizziness, in patients treated with FILSPARI compared to irbesartan. In patients at risk for hypotension, consider eliminating or adjusting other antihypertensive medications and maintaining appropriate volume status. If hypotension develops, despite elimination or reduction of other antihypertensive medications, consider a dose reduction or dose interruption of FILSPARI. A transient hypotensive response is not a contraindication to further dosing of FILSPARI, which can be given once blood pressure has stabilized.
•Acute Kidney Injury: Monitor kidney function periodically. Drugs that inhibit the renin-angiotensin system (RAS) can cause kidney injury. Patients whose kidney function may depend in part on the activity of the RAS (e.g., patients with renal artery stenosis, chronic kidney disease, severe congestive heart failure, or volume depletion) may be at particular risk of developing acute kidney injury on FILSPARI. Consider withholding or discontinuing therapy in patients who develop a clinically significant decrease in kidney function while on FILSPARI.
•Hyperkalemia: Monitor serum potassium periodically and treat appropriately. Patients with advanced kidney disease, taking concomitant potassium-increasing drugs (e.g., potassium supplements, potassium-sparing diuretics), or using potassium-containing salt substitutes are at increased risk for developing hyperkalemia. Dosage reduction or discontinuation of FILSPARI may be required.
•Fluid Retention: Fluid retention may occur with ERAs and has been observed in clinical studies with FILSPARI. FILSPARI has not been evaluated in patients with heart failure. If clinically significant fluid retention develops, evaluate the patient to determine the cause and the potential need to initiate or modify the dose of diuretic treatment then consider modifying the dose of FILSPARI.
Adverse Reactions
•IgAN patients receiving FILSPARI: The most common adverse reactions (≥5%) are hyperkalemia, hypotension (including orthostatic hypotension), peripheral edema, dizziness, anemia, and acute kidney injury.
•FSGS patients receiving FILSPARI: The most common adverse reactions (≥5%) are peripheral edema, hypotension (including orthostatic hypotension), hyperkalemia, dizziness, and anemia.
Drug Interactions
•Renin-Angiotensin System (RAS) Inhibitors and ERAs: Do not coadminister FILSPARI with ARBs, ERAs, or aliskiren due to increased risks of hypotension, syncope, hyperkalemia, and changes in renal function (including acute renal failure).
•Strong and Moderate CYP3A Inhibitors: Avoid concomitant use of FILSPARI with strong CYP3A inhibitors. If a strong CYP3A inhibitor cannot be avoided, interrupt FILSPARI treatment. When resuming treatment with FILSPARI, consider dose titration. Monitor blood pressure, serum potassium, edema, and kidney function regularly when used concomitantly with moderate CYP3A inhibitors. Concomitant use with a strong CYP3A inhibitor increases sparsentan exposure which may increase the risk of FILSPARI adverse reactions.
•Strong CYP3A Inducers: Avoid concomitant use with a strong CYP3A inducer. Concomitant use with a strong CYP3A inducer decreases sparsentan exposure which may reduce FILSPARI efficacy.
•Non-Steroidal Anti-Inflammatory Agents (NSAIDs), Including Selective Cyclooxygenase-2 (COX-2) Inhibitors: Monitor for signs of worsening renal function with concomitant use with NSAIDs (including selective COX-2 inhibitors). In patients with volume depletion (including those on diuretic therapy) or with impaired kidney function, concomitant use of NSAIDs (including selective COX-2 inhibitors) with drugs that antagonize the angiotensin II receptor may result in deterioration of kidney function, including possible kidney failure. These effects are usually reversible.

•CYP2B6, 2C9, and 2C19 Substrates: Monitor for efficacy of concurrently administered CYP2B6, 2C9, and 2C19 substrates and consider dosage adjustment in accordance with the Prescribing Information. Sparsentan is a weak inducer of CYP2B6 and 2C9, and a moderate inducer of 2C19. Sparsentan decreases exposure of these substrates, which may reduce efficacy related to these substrates.
•P-gp Substrates: Monitor for adverse reactions and consider dose reduction of P-gp substrates with narrow therapeutic indices when co-administered with FILSPARI. FILSPARI is a weak P-gp inhibitor and may increase plasma concentrations of P-gp substrate drugs.
•Agents Increasing Serum Potassium: Monitor serum potassium frequently in patients treated with FILSPARI and other agents that increase serum potassium. Concomitant use of FILSPARI with potassium-sparing diuretics, potassium supplements, potassium-containing salt substitutes, or other drugs that raise serum potassium levels may result in hyperkalemia.
Please see the full Prescribing Information, including BOXED WARNING, for additional Important Safety Information.

Forward-Looking Statements
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, these statements are often identified by the words “on-track,” “positioned,” “look forward to,” “will,” “would,” “may,” “might,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” or similar expressions. In addition, expressions of strategies, intentions or plans are also forward-looking statements. Such forward-looking statements include, but are not limited to, references to: continued progress with FILSPARI in IgAN and in the commercial launch of FILSPARI in FSGS; statements regarding FILSPARI’s continued foundational role in IgAN, launch momentum in FSGS and substantial long-term opportunity; statements and expectations regarding the Company’s pivotal Phase 3 HARMONY Study, including expectations regarding enrollment and data, and the timing and outcome thereof; statements regarding the potential for pegtibatinase to become the first and only disease-modifying therapy for people living with HCU; statements and expectations regarding plans related to civorebrutinib, including development plans and the planned IND submission, and the timing thereof; statements and expectations regarding civorebrutinib as a potential best-in-class, pipeline-in-a-product for multiple rare kidney diseases; statements and expectations regarding future treatment approaches; statements and expectations regarding the other clinical studies and data described herein; statements related to the Company’s planned CEO transition; statements and expectations regarding patent issuance and coverage; statements and expectations regarding the activities of the Company’s partners and collaborators; statements related to the estimated sizes of patient populations; and statements regarding financial metrics and expectations related thereto. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to the Company’s business and finances in general, the success of its commercial products, risks and uncertainties associated with its preclinical and clinical stage pipeline, risks and uncertainties associated with the regulatory review and approval process, risks and uncertainties associated with enrollment of clinical trials for rare diseases, and risks that ongoing or planned clinical trials may not succeed or may be delayed for safety, regulatory or other reasons. Specifically, the Company faces risks associated with the commercial launch of FILSPARI in FSGS and the ongoing commercialization in IgAN, the timing and potential outcome of its and its partners’ clinical studies, market acceptance of its commercial products including efficacy, safety, price, reimbursement, and benefit over competing therapies, risks related to the challenges of manufacturing scale-up, risks associated with the successful development and execution of commercial strategies for such products, including FILSPARI, and risks and uncertainties related to the current administration, including but not limited to risks and uncertainties related to tariffs and the funding, staffing and prioritization of resources at government agencies including the FDA. The Company also faces the risk that it will be unable to raise additional funding that may be required to complete development of any or all of its product candidates, including as a result of macroeconomic conditions; risks relating to the Company’s dependence on contractors for clinical drug supply and commercial manufacturing; uncertainties relating to patent protection and exclusivity periods and intellectual property rights of third parties; risks associated with regulatory interactions; and risks and uncertainties relating to competitive products, including current and potential future generic competition with certain of the Company’s products, including potential ANDA filings or patent challenges, and technological changes that may limit demand for the Company’s products. The Company also faces additional risks associated with global and macroeconomic conditions, including health epidemics and pandemics, including risks related to potential disruptions to clinical trials, commercialization activity, supply chain, and manufacturing operations. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties, including under the heading “Risk Factors”, as included in the Company’s most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission.

TRAVERE THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30, 2026	December 31, 2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$123,542	$93,035
Marketable debt securities, at fair value	348,276	229,761
Accounts receivable, net	107,528	80,134
Inventory	10,516	5,875
Prepaid expenses and other current assets	43,584	28,760
Total current assets	633,446	437,565

Long-term inventory	33,287	30,280
Property and equipment, net	2,724	4,022
Operating lease right of use assets	7,807	10,576
Intangible assets, net	164,108	113,868
Other assets	6,857	8,880
Total assets	$848,229	$605,191

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$15,284	$24,800
Accrued expenses	187,216	126,035
Operating lease liabilities, current portion	6,312	5,875
Other current liabilities	2,100	3,194
Total current liabilities	210,912	159,904
Convertible debt	603,510	311,724
Operating lease liabilities, less current portion	6,333	11,134
Other non-current liabilities	4,890	7,601
Total liabilities	825,645	490,363

Stockholders' Equity:
Preferred stock $0.0001 par value; 20,000,000 shares authorized; 0 issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock $0.0001 par value; 200,000,000 shares authorized; 95,673,465 and 90,922,868 issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	9	9
Additional paid-in capital	1,621,570	1,588,721
Accumulated deficit	(1,596,949)	(1,472,713)
Accumulated other comprehensive loss	(2,046)	(1,189)
Total stockholders' equity	22,584	114,828
Total liabilities and stockholders' equity	$848,229	$605,191
Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.

TRAVERE THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net product sales:
FILSPARI	$200,192	$90,900	$446,422	$218,668
Tiopronin products	20,004	22,250	59,618	65,184
Total net product sales	220,196	113,150	506,040	283,852
License and collaboration revenue	4,367	51,709	15,305	77,187
Total revenue	224,563	164,859	521,345	361,039

Operating expenses:
Cost of goods sold	2,867	1,585	6,991	7,786
Research and development	70,304	51,890	187,680	148,141
Selling, general and administrative	98,414	71,046	274,779	194,041
Royalty expense	7,968	15,407	39,846	41,467
In-process research and development	113,115	—	113,115	—
Total operating expenses	292,668	139,928	622,411	391,435

Operating (loss) income	(68,105)	24,931	(101,066)	(30,396)

Other income (expense), net:
Interest income	3,704	3,047	9,643	10,129
Interest expense	(2,140)	(2,751)	(6,575)	(8,452)
Other (expense) income, net	(391)	487	(650)	511
Inducement expense	—	—	(40,008)	—
Total other income (expense), net	1,173	783	(37,590)	2,188

(Loss) income from continuing operations before income tax	(66,932)	25,714	(138,656)	(28,208)
Income tax benefit (provision) on continuing operations	5,895	(8)	6,220	(67)
(Loss) income from continuing operations, net of tax	(61,037)	25,706	(132,436)	(28,275)
Income from discontinued operations, net of tax	8,700	—	8,200	—
Net (loss) income	$(52,337)	$25,706	$(124,236)	$(28,275)

Per share data:
Net (loss) income per common share, basic	$(0.55)	$0.29	$(1.33)	$(0.32)
Net (loss) income per common share, diluted	$(0.55)	$0.28	$(1.33)	$(0.32)
Weighted average common shares outstanding, basic	94,627,788	89,230,420	93,335,461	88,847,209
Weighted average common shares outstanding, diluted	94,627,788	102,618,560	93,335,461	88,847,209
Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.

TRAVERE THERAPEUTICS, INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
GAAP operating (loss) income	$(68,105)	$24,931	$(101,066)	$(30,396)

R&D operating expense	(70,304)	(51,890)	(187,680)	(148,141)

Stock compensation	7,121	4,101	19,553	12,817
Non-GAAP R&D expense	(63,183)	(47,789)	(168,127)	(135,324)

SG&A operating expense	(98,414)	(71,046)	(274,779)	(194,041)

Stock compensation	16,316	7,162	41,819	20,587
Depreciation	405	381	1,196	1,139
Subtotal non-GAAP items	16,721	7,543	43,015	21,726
Non-GAAP SG&A expense	(81,693)	(63,503)	(231,764)	(172,315)

Royalty expense	(7,968)	(15,407)	(39,846)	(41,467)

Amortization	4,802	15,407	33,458	41,467
Non-GAAP royalty expense	(3,166)	—	(6,388)	—

Subtotal non-GAAP items	28,644	27,051	96,026	76,010
Non-GAAP operating (loss) income	$(39,461)	$51,982	$(5,040)	$45,614

GAAP net (loss) income	$(52,337)	$25,706	$(124,236)	$(28,275)
Non-GAAP operating adjustments	28,644	27,051	96,026	76,010
Income tax (benefit) provision	(5,895)	8	(6,220)	67
Non-GAAP net (loss) income	$(29,588)	$52,765	$(34,430)	$47,802

Per share data:
Net (loss) income per common share	$(0.31)	$0.59	$(0.37)	$0.54
Weighted average common shares outstanding, basic	94,627,788	89,230,420	93,335,461	88,847,209
Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.